Exhibit (1)
[Letterhead of Blank Rome LLP]
October 23, 2009
Global Real Estate Investments Fund
8400 East Crescent Parkway, Suite 600
Greenwood Village, Colorado 80111
Ladies and Gentlemen:
     We have acted as counsel to Global Real Estate Investments Fund (the “Trust”), a Delaware statutory trust, in connection with the Trust’s Registration Statement on Form N-2 filed with the Securities and Exchange Commission on July 30, 2009 and amended on October 13, 2009 and October 23, 2009 (as amended, the “Registration Statement”). The Registration Statement covers shares of beneficial interest in the Trust, without par value (the “Shares”), offered in one series.
     For purposes of rendering this opinion, our examination of documents has been limited to the examination of executed or conformed counterparts, or copies otherwise proved to our satisfaction, of the following documents:
a)	the Registration Statement;

b)	a Certificate of the Secretary of State of the State of Delaware (the “Secretary of State”) as to the legal existence and good standing of the Trust, dated October 23, 2009;

c)	Certificate of Trust as filed in the office of the Secretary of State on June 16, 2009, and certified by the Secretary of State on October 23, 2009;

d)	a Distribution Agreement, dated October 13, 2009, between the Fund and Ascent Real Estate Securities, LLC (the “Distribution Agreement”); and

e)	an officer’s certificate, dated October 23, 2009, executed by the Secretary of the Trust, certifying as to, and attaching copies of, the Trust’s Agreement and Declaration of Trust, the Trust’s By-Laws and the resolutions of the Board of Trustees of the Trust authorizing the issuance of the Shares and the approval of the Distribution Agreement.
     Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to them in the Declaration of Trust or, if not defined therein, in the Delaware Statutory Trust Act, as

Global Real Estate Investments Fund
October 23, 2009

amended, 12 Del. C. Section 3801 et seq. (the “Act”).
     For purposes of this opinion, we have not reviewed any documents other than those documents listed in paragraphs (a) through (e) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (e) above) that may be referred to in or incorporated by reference into any document reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own, but rather have relied solely upon the foregoing documents, the statements and information set forth therein, and the additional matters stated or assumed herein, all of which we have assumed to be true, complete and accurate in all respects.
     With respect to all documents examined by us, we have assumed that: (i) all signatures on such documents are genuine; (ii) all documents submitted to us as originals are authentic and complete; and (iii) all documents submitted to us as copies conform to the originals of those documents.
     This opinion letter is limited to the Act, applicable judicial interpretations and the Delaware Constitution, and we have not considered, and express no opinion on, any other laws, rules or regulations of the State of Delaware or any laws of any other jurisdiction, including, without limitation, federal laws, rules and regulations. Our opinions are rendered only with respect to the Act as in effect on the date hereof. We understand that all of the foregoing assumptions and limitations are acceptable to you.
     Based upon the foregoing, we are of the opinion that the Shares, when sold, paid for and issued in accordance with the Distribution Agreement, will be validly issued, fully paid and non-assessable as provided in the Trust’s Agreement and Declaration of Trust.
     We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which hereafter may come to our attention, or to reflect any changes in any facts, circumstances or law which may hereafter occur.
     We hereby consent to the use of this opinion as Exhibit 2(l) to the Registration Statement and to the reference to this firm in the Trust’s Prospectus and the Statement of Additional Information, in each case, included as part of the Registration Statement. In giving this consent, we do not hereby concede that we come within the categories of persons whose consent is required by the Securities Act of 1933, as amended, or the general rules and regulations promulgated thereunder. Nothing in this paragraph shall be deemed to change the effective date of this opinion.

Very truly yours, BLANK ROME LLP